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Exhibit 99.1


FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION CONTACT:
                                             STEVE W. HEROD
                                             713/759-6808, EXT. 104


              MIDDLE BAY OIL COMPANY, INC. ANNOUNCES PRIVATE PLACEMENT


HOUSTON, TEXAS, OCTOBER 20, 1999... Middle Bay Oil Company, Inc. ("Middle Bay") (NASDAQ: MBOC) announced today the closing of a private placement of securities for $4,747,688 to Prudential Capital Group, a division of The Prudential Insurance Company of America ("Prudential"). The economic terms and conditions of the private placement are similar to those of Middle Bay's transaction with 3TEC Energy Company, L.L.C. ("3TEC"), which closed on August 27, 1999. 3TEC is a privately held independent exploration and production company whose members include an affiliate of EnCap Investments L.C. ("EnCap") and Floyd C. Wilson. With over $1 billion in funds under management, EnCap is an institutional funds management firm specializing in financing the upstream and midstream sectors of the energy industry. EnCap is a wholly owned subsidiary of El Paso Energy Corporation. Floyd C. Wilson, former President and Chief Executive Officer of Hugoton Energy Corporation, is a major shareholder and President of 3TEC. Concurrent with the closing of the 3TEC/Middle Bay transaction, Mr. Wilson became Chairman, President and Chief Executive Officer of Middle Bay. 3TEC is Middle Bay's largest shareholder with ownership of approximately 33% of the currently outstanding common stock.

Pursuant to a Securities Purchase Agreement executed October 19, 1999, Prudential purchased 1,055,042 shares of newly issued Middle Bay common stock and five-year warrants to purchase 798,677 shares of Middle Bay common stock for $2,373,844. The warrants are exercisable for $1.00 per share and are subject to certain restrictions regarding the timing of their exercise. Middle Bay issued Prudential a senior subordinated convertible note for $2,373,844, which has a five-year maturity, bears interest at 9% per annum and is convertible into Middle Bay common stock at $3.00 per share.

The funds from the Prudential transaction are intended to be used as part of the consideration for Middle Bay's acquisition of properties and interests owned by a group of private sellers and managed by Floyd Oil Company, which was announced October 7, 1999. The Floyd Oil acquisition, which is subject to the execution of definitive agreements and completion of due diligence, has an approximate purchase price of $94 million and will increase the Company's proved reserves by an estimated 186 BCFE. The reserves being acquired are 76% natural gas with 73% classified as proved developed producing. Middle Bay will operate the majority of the properties. Closing is expected to be in late October or early November 1999.

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Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company with operations in Texas, Louisiana and Oklahoma.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.